Exhibit 99.1

March 5, 2012

Contacts:

JOHN H. PELUSI JR.

Chief Executive Officer

(412) 281-8714

jpelusi@hfflp.com

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

HFF, Inc. reports fourth quarter and full year 2011 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the fourth quarter and full year of 2011. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Fourth Quarter Results

The Company’s fourth quarter of 2011 total revenues of $75.9 million were approximately $27.0 million, or 55.2%, higher than its fourth quarter of 2010 total revenues of $48.9 million. The Company generated operating income of $18.4 million for the fourth quarter of 2011, an increase of approximately $13.1 million, or 246.3%, when compared to 2010’s fourth quarter operating income of $5.3 million. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in nearly all of the Company’s capital markets services platforms, offset in part by an increase in the Company’s costs of services that are directly attributable to the higher capital markets services revenues and increased operating, administrative and other costs (before consideration of the comparative impact of the $2.3 million decrease related to special bonus payments made in the fourth quarter of 2010 and not made in 2011) such as travel and entertainment and supplies, research and printing, which are also related in part to the increased revenues.

Interest and other income, net, totaled $3.7 million in the fourth quarter of 2011, an increase of approximately $1.5 million, or approximately 71.9%, compared to $2.2 million in the fourth quarter of 2010. This was a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

HFF reports fourth quarter and full year 2011 financial results

The Company recorded income tax expense of $8.6 million in the fourth quarter of 2011, an increase of $5.9 million, or approximately 217.3%, compared to $2.7 million in the fourth quarter of 2010. The increase in income tax expense in the fourth quarter of 2011 is primarily due to the higher income before income taxes in the fourth quarter of 2011 compared to the fourth quarter of 2010.

The Company reported net income attributable to controlling interest for the fourth quarter of 2011 of $12.7 million (after a downwards adjustment of approximately $0.6 million to reflect the impact of the noncontrolling ownership interest of HFF Holdings LLC (Holdings) in the Operating Partnerships) compared with net income attributable to controlling interest of $4.3 million for the fourth quarter of 2010 (after a downwards adjustment of $0.5 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), which was an increase of $8.4 million or approximately 195.8%. Net income attributable to Class A common stockholders for the fourth quarter of 2011 was $0.35 per diluted share compared to a net income of $0.12 per diluted share in the fourth quarter of 2010, representing an increase of approximately 191.7%.

EBITDA and Adjusted EBITDA (non-GAAP measures whose reconciliation to net income can be found within this release) for the fourth quarter of 2011 were $23.3 million and $22.1 million, respectively, which represent increases of $14.9 million, or 178.0%, and $14.8 million, or 202.9%, respectively, as compared to $8.4 million and $7.3 million in the fourth quarter of 2010. This increase is primarily attributable to the increase in operating income as discussed above.

Full Year Results

The Company reported total revenues of $254.7 million for the year ended December 31, 2011, which represents an increase of $114.7 million, or 81.9%, compared to the $140.0 million of total revenues for the year ended December 31, 2010.

For the full year of 2011, the Company had operating income of $53.4 million, which represents an increase of $38.0 million or approximately 247.4%, compared to operating income of $15.4 million for the

HFF reports fourth quarter and full year 2011 financial results full year of 2010. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in all of the Company’s capital markets services platforms, offset by an increase in the Company’s costs of services that are directly attributable to the higher capital markets services revenues and an increase in operating, administrative and other costs (net of the comparative impact of the $2.3 million decrease related to special bonus payments made in the fourth quarter of 2010 and not made in 2011) such as travel and entertainment and supplies, research and printing, which are also related in part to the increased revenues.

Interest and other income, net, totaled $15.0 million for the full year of 2011, an increase of $5.5 million, or approximately 57.8%, compared to $9.5 million for the full year of 2010. This was a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as increased other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

Income tax expense for the year ended December 31, 2011 was approximately $22.4 million, an increase of $13.8 million or approximately 159.8%, compared to approximately $8.6 million of income tax expense for the same period in 2010. This increase is primarily attributable to higher income before income taxes for the full year of 2011 compared to the full year of 2010.

The Company reported net income attributable to controlling interest of $40.0 million for the year ended December 31, 2011 (after a downwards adjustment to the full year results of $2.0 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), compared with net income attributable to controlling interest of $10.9 million for the same full year period in 2010 (after a downward adjustment to the full year results of approximately $6.1 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships), which was an increase of $29.1 million or approximately 267.5%. Net income attributable to Class A common stockholders for the year ended December 31, 2011 was $1.11 per diluted share as compared to the net income attributable to Class A common stockholders of $0.40 per diluted share for the full year of 2010, representing an increase of approximately 177.5%.

HFF reports fourth quarter and full year 2011 financial results

EBITDA and Adjusted EBITDA were approximately $69.1 million and $69.0 million for the year ended December 31, 2011, respectively, which represents increases of approximately $39.8 million or 135.6%, and $43.4 million, or 170.0%, respectively, compared to EBITDA and Adjusted EBITDA of $29.3 million and $25.6 million, respectively, for the prior full year 2010. This increase is primarily attributable to the increase in operating income as discussed above.

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2011	2010	2011	2010
Revenue	$75,939	$48,936	$254,679	$139,972
Operating expenses:
Cost of services	42,199	27,992	143,979	80,050
Operating, administrative and other	13,921	14,729	52,701	40,902
Depreciation and amortization	1,449	910	4,627	3,655

Total expenses	57,569	43,631	201,307	124,607
Operating income	18,370	5,305	53,372	15,365
Interest and other income, net	3,704	2,155	14,968	9,487
Interest expense	(7)	(13)	(29)	(64)
(Increase) decrease in payable under the tax receivable agreement	(210)	15	(3,890)	813

Income before income taxes	21,857	7,462	64,421	25,601
Income tax expense	8,581	2,704	22,371	8,612

Net income	13,276	4,758	42,050	16,989
Net income attributable to noncontrolling interest (1)	614	478	2,031	6,098

Net income attributable to controlling interest	$12,662	$4,280	$40,019	$10,891

Earnings per share—basic	$0.35	$0.12	$1.12	$0.40
Earnings per share—diluted	$0.35	$0.12	$1.11	$0.40

EBITDA	$23,313	$8,385	$69,077	$29,320

Adjusted EBITDA	$22,145	$7,312	$68,995	$25,554

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

HFF reports fourth quarter and full year 2011 financial results

Fourth Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended Dec 31,
By Platform	2011		2010
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$4,565,431	168	$3,946,201	172
Investment Sales	4,500,939	122	1,847,949	68
Structured Finance	1,048,188	24	120,946	13
Loan Sales	207,734	12	303,381	8

Total Transaction Volume	$10,322,292	326	$6,218,477	261

Average Transaction Size	$31,663		$23,826

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,853,000		$1,807,500
Loan Servicing Portfolio Balance	$27,200,019	2,125	$25,107,766	2,023

Production volume for the fourth quarter of 2011 totaled approximately $10.3 billion on 326 transactions, compared to fourth quarter of 2010 production volume of approximately $6.2 billion on 261 transactions, representing increases of approximately 66.0% in production volume and 24.9% in the number of transactions over the previous year’s comparable quarter. The average transaction size for the fourth quarter of 2011 was approximately $31.7 million, which was 32.9% higher than the $23.8 million in the fourth quarter of 2010.

•	Debt Placement production volume was approximately $4.6 billion in the fourth quarter of 2011, representing a 15.7% increase from fourth quarter of 2010 volume of approximately $3.9 billion.

•	Investment Sales production volume was approximately $4.5 billion in the fourth quarter of 2011, representing a 143.6% increase from fourth quarter of 2010 volume of $1.8 billion.

•

Structured Finance production volume was approximately $1.0 billion in the fourth quarter of 2011, representing an increase of 766.7% from the fourth quarter of 2010 volume of approximately $120.9 million.

•	Loan Sales production volume was approximately $207.7 million for the fourth quarter of 2011, representing a decrease of 31.5% from the fourth quarter of 2010 volume of $303.4 million.

HFF reports fourth quarter and full year 2011 financial results

•

The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.9 billion at the end of the fourth quarter of 2011 compared to approximately $1.8 billion at the end of fourth quarter of 2010, representing an increase of 2.5%.

•

The principal balance of HFF’s Loan Servicing portfolio increased 8.3% to approximately $27.2 billion at the end of the fourth quarter of 2011 from approximately $25.1 billion at the end of the fourth quarter of 2010.

Full Year Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Twelve Months Ended Dec 31,
By Platform	2011		2010
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$18,671,548	644	$10,738,762	434
Investment Sales	12,637,607	344	7,550,191	182
Structured Finance	1,956,545	66	309,119	42
Loan Sales	2,343,277	47	886,555	31

Total Transaction Volume	$35,608,977	1,101	$19,484,627	689

Average Transaction Size	$32,342		$28,280

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,853,000		$1,807,500
Loan Servicing Portfolio Balance	$27,200,019	2,125	$25,107,766	2,023

Production volume for the full year totaled approximately $35.6 billion on 1,101 transactions compared to full year of 2010 production volume of approximately $19.5 billion on 689 transactions, representing an increase of approximately 82.8% in production volume and 59.8% in the number of transactions from the previous year. The average transaction size for the full year of 2011 was approximately $32.3 million, which was 14.4% higher than the average of $28.3 million in 2010. It should be noted that there was one unusually large loan sale during the full year of 2011 and two unusually large investment sale and related debt placement transactions which closed during the full year of 2010. If we would adjust the production volumes

HFF reports fourth quarter and full year 2011 financial results to exclude these transactions, the Company’s production volume would increase by a stronger rate of 110.6% and the Company’s average transaction size for the full year of 2011 would have been approximately $31.3 million, or approximately 31.8%, higher than the adjusted full year of 2010 average transaction size.

•	Debt Placement production volume was approximately $18.7 billion in 2011, representing a 73.9% increase over 2010 volume of approximately $10.7 billion.

•	Investment Sales production volume was approximately $12.6 billion in 2011, representing a 67.4% increase over 2010 volume of $7.6 billion.

•	Structured Finance production volume was approximately $2.0 billion in 2011, representing an increase of 532.9% over 2010 volume of approximately $309.1 million.

•	Loan Sales production volume was approximately $2.3 billion for 2011, representing an increase of 164.3% over 2010 volume of $0.9 billion.

•

The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue at the end of 2011 was approximately $1.9 billion compared to approximately $1.8 billion at the end of 2010, representing an increase of 2.5%.

•	The principal balance of HFF’s Loan Servicing portfolio increased 8.3% to approximately $27.2 billion at the end of 2011 from approximately $25.1 billion at the end of 2010.

Business Comments

HFF’s total employment was 498 as of December 31, 2011, which represents our highest level of employment since the Company’s initial public offering in January 2007 and a net increase of 71, or approximately 16.6%, from the total employment of 427 as of December 31, 2010. The employment level increase from December 31, 2010 is partially due to the strategic addition of new transaction professional teams located in San Francisco, Los Angeles and Washington, D.C., as well as the organic growth and/or individual recruitment of producers during the year for a net increase of 20 transaction professionals, as the Company continued to take advantage of strategic opportunities to continue to serve its clients and grow its market share. The total number of producers as of December 31, 2011 increased 11.7% to 191, which also represents our highest level as a public company, compared to 171 as of December 31, 2010. The above employment figures (total employment and total number of producers) do not reflect the new associates and/or producers related to the opening of the Company’s 20th office in Denver, Colorado, which occurred in January 2012.

HFF reports fourth quarter and full year 2011 financial results

“Due primarily to the continuing and unprecedented quantitative easing by the U.S. Federal Reserve, we have seen continuous improvement in most of the core sectors of the U.S. commercial real estate capital markets, especially in the public markets. Generally, these improved conditions coupled with a slowly-improving economy continue to benefit certain sectors of the private debt and equity markets for select commercial real estate transactions, especially core properties in the major tier one markets and distressed assets in select major markets, when compared to the transaction environment in 2009 and in the first nine months of 2010. As evidenced by our total transaction activity in both the fourth quarter and for the full calendar year of 2011 when compared to the transaction activity in the comparable periods in 2010, we believe we grew our market share and expanded our EBITDA margins, even with the increased costs associated with our head count growth of 71 associates, an increase of 16.6% compared to the same period in 2010. Just as we have consistently done since the second quarter of 2009, our strong performance during the fourth quarter and full calendar year of 2011 allowed us to further strengthen an already strong balance sheet and grow our cash position to $141.8 million,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.

“As we have repeatedly stated over the past several quarters, there remain a number of headwinds that have the potential to negatively impact the improving conditions in the overall economy, the capital markets and the commercial real estate markets, especially in the U.S. Global issues such as the Eurozone’s continuing inability to solve its collective sovereign debt crisis and the related tier one capital issues in the majority of the European banks, the continued unrest and tensions in the Middle East, sovereign debt concerns in the U.S. coupled with serious budget issues at the federal, state and local levels combined with continuing high unemployment levels are headwinds that, individually or collectively, have the potential to derail the slowly improving economic and capital market conditions, especially in the U.S. Generally speaking, the U.S. commercial real estate property level fundamentals, while continuing to improve in select tier one markets and in select property types such as multi-housing and hospitality, remain challenged. Given that property level fundamentals have historically lagged the U.S. economy, we expect them to remain challenged for select property types, especially in secondary and tertiary markets throughout 2012. These aforesaid headwinds have the potential to adversely impact transaction volumes relative to past historical norms in the U.S.,” said Mr. Pelusi.

HFF reports fourth quarter and full year 2011 financial results

“As evidenced by our strong performance over the past nine quarters, we were again able to increase our year-over-year revenues, operating income, EBITDA, Adjusted EBITDA, and earnings per share, as well as further strengthen our strong balance sheet and cash position. We believe we were again able to increase our market share as well as continue to strategically grow the Firm both through organic growth and through attracting high-quality producers from our competitors as evidenced by our 16.6% employment growth and the opening of offices in Tampa, Florida and Austin, Texas. Our full year operating income, EBITDA, Adjusted EBITDA, and earnings per share in 2011 also represents our highest levels of such measures since our initial public offering in January 2007. During 2012, we will remain focused on continuing to improve our competitive position in the market and strategically growing our market share through organic growth and the continued recruitment of high-quality, talented associates, and we are already off to a great start with the opening of our 20th office in Denver, Colorado,” said Mr. Pelusi.

“We believe our 191 transaction professionals, who have an average tenure of approximately 17.5 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight, will enable us to continue to provide value-add winning solutions for our clients as they navigate these constantly changing inefficient capital markets. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. Finally, we would like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measures

This earnings press release contains two non-GAAP measures, EBITDA and Adjusted EBITDA, which as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “EBITDA and Adjusted EBITDA Reconciliation.”

HFF reports fourth quarter and full year 2011 financial results

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter and full year 2011 financial results on Tuesday, March 6th, at 8:15 a.m. Eastern Time. To listen, participants should dial 800-591-6942 in the U.S and 617-614-4909 for international callers approximately 10 minutes prior to the start of the call and enter participant code 12465747. A replay will become available after 10:30 a.m. Eastern Time on March 6th and will continue through April 6, 2012, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 91997948.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, March 6th, beginning at 8:15 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 20 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required

HFF reports fourth quarter and full year 2011 financial results by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures;(5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter and full year 2011 financial results

HFF, Inc.

Consolidated Balance Sheets (1)

(dollars in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash, cash equivalents and restricted cash	$141,843	$73,419
Accounts receivable, receivable from affiliate and prepaids	3,918	2,397
Mortgage notes receivable	154,449	74,594
Property, plant and equipment, net	4,315	3,558
Deferred tax asset, net (2)	155,780	164,253
Intangible assets, net	16,849	14,225
Other noncurrent assets	1,297	704

Total assets	$478,451	$333,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$154,449	$74,594
Accrued compensation, accounts payable and other current liabilities	39,725	18,605
Long-term debt (includes current portion)	569	304
Deferred rent credit and other liabilities	3,508	2,897
Payable under the tax receivable agreement (2)	149,800	147,067

Total liabilities	348,051	243,467
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 35,983,965 and 34,829,382 shares outstanding, respectively	360	348
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	64,049	62,485
Treasury stock	(490)	(396)
Retained earnings	62,914	22,895

Total parent stockholders’ equity	126,833	85,332
Noncontrolling interest (2)	3,567	4,351

Total equity	130,400	89,683

Total liabilities and stockholders’ equity	$478,451	$333,150

Notes

(1) The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering and after giving effect to the partnership units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

HFF reports fourth quarter and full year 2011 financial results

(2) During the year ending December 31, 2011, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 1,139,135 units in each of the Operating Partnerships for 1,139,135 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code, which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $6.3 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $5.3 million. Additionally, due to the exchange transactions that occurred during the year ended December 31, 2011, the Company acquired an additional 3.1% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $12,000 and increased its additional paid in capital by $2.4 million while decreasing the noncontrolling interest by $2.4 million to reflect the ownership change. As of December 31, 2011, the Company owned 97.3% of the Operating Partnerships.

EBITDA and ADJUSTED EBITDA Reconciliation

The Company defines EBITDA as net income attributable to controlling interest before interest expense, income tax expense, depreciation and amortization and net income attributable to the noncontrolling interest. Adjusted EBITDA is defined as EBITDA, adjusted to exclude: i) income from the initial recording of mortgage servicing rights acquired and retained; ii) stock-based compensation expense; and iii) (increase) decrease in payable under the tax receivable agreement. The Company uses EBITDA and Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets

HFF reports fourth quarter and full year 2011 financial results and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate its overall operating performance. However, both EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA and Adjusted EBITDA as useful tools to assist in evaluating performance because they eliminate items related to capital structure and taxes, including, with respect to Adjusted EBITDA, the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining EBITDA and Adjusted EBITDA. The items that the Company has eliminated from net income attributable to controlling interest in determining EBITDA are interest expense, income tax expense, depreciation of fixed assets and amortization of intangible assets, and net income attributable to the noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs, and (iii) depreciation and amortization are necessary elements of the Company’s costs.

The items that the Company has eliminated from EBITDA in determining Adjusted EBITDA are: (i) stock-based compensation expense, which is a non-cash charge, (ii) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (iii) the increase (decrease) in payable under the tax receivable agreement which represents changes in a liability recorded on the Company’s consolidated balance sheet that is determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA and/or Adjusted EBITDA as a performance measure and also considers its GAAP results. EBITDA and

HFF reports fourth quarter and full year 2011 financial results

Adjusted EBITDA are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to EBITDA and Adjusted EBITDA for the Company for the three and twelve months ended December 31:

EBITDA and Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income attributable to controlling interest	$12,662	$4,280	$40,019	$10,891
Add:
Interest expense	7	13	29	64
Income tax expense	8,581	2,704	22,371	8,612
Depreciation and amortization	1,449	910	4,627	3,655
Net income attributable to noncontrolling interest	614	478	2,031	6,098

EBITDA	$23,313	$8,385	$69,077	$29,320
Adjustments:
Stock-based compensation	622	451	2,053	970
Initial recording of mortgage servicing rights	(2,000)	(1,509)	(6,025)	(3,923)
Increase (decrease) in payable under the tax receivable agreement	210	(15)	3,890	(813)

Adjusted EBITDA	$22,145	$7,312	$68,995	$25,554

###